Exhibit (a)(5)(B)

News Release

Merck Completes Tender Offer to Acquire Imago BioSciences, Inc.

RAHWAY, N.J., Jan. 11, 2023 – Merck (NYSE: MRK), known as MSD outside of the United States and Canada, today announced the successful completion of the cash tender offer, through a subsidiary, for all of the outstanding shares of common stock of Imago BioSciences, Inc. (Nasdaq: IMGO), at a purchase price of $36.00 per share in cash, without interest and subject to deduction for any required tax withholding. As of the tender offer expiration at one minute after 11:59 p.m., Eastern Time, on January 10, 2023, 31,307,028 shares of common stock of Imago were validly tendered and not withdrawn from the tender offer, representing approximately 89.2% of the total number of Imago’s outstanding shares on a fully diluted basis. All such shares have been accepted for payment in accordance with the terms of the tender offer, and Merck expects to promptly pay for such shares.

Merck intends to complete today the acquisition of Imago through a merger of Merck’s wholly owned subsidiary with and into Imago, with Imago being the surviving corporation, in which all shares not tendered into the offer will be cancelled and converted into the right to receive cash equal to the $36.00 offer price per share, without interest and subject to deduction for any required tax withholding. After the completion of the merger, Imago will become a wholly owned subsidiary of Merck and the common stock of Imago will no longer be listed or traded on the Nasdaq Global Market.

About Merck

At Merck, known as MSD outside of the United States and Canada, we are unified around our purpose: We use the power of leading-edge science to save and improve lives around the world. For more than 130 years, we have brought hope to humanity through the development of important medicines and vaccines. We aspire to be the premier research-intensive biopharmaceutical company in the world – and today, we are at the forefront of research to deliver innovative health solutions that advance the prevention and treatment of diseases in people and animals. We foster a diverse and inclusive global workforce and operate responsibly every day to enable a safe, sustainable and healthy future for all people and communities. For more information, visit www.merck.com and connect with us on Twitter, Facebook, Instagram, YouTube and LinkedIn.

Forward-Looking Statement of Merck & Co., Inc., Rahway, N.J., USA

This news release of Merck & Co., Inc., Rahway, N.J., USA (the “company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline candidates that the candidates will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of the global outbreak of novel coronavirus disease (COVID-19); the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

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Media Contacts:	Bob Josephson	Investor Contacts:	Peter Dannenbaum
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